Exhibit 99.1

News Release

GREEN PLAINS RENEWABLE ENERGY, INC.

TO ACQUIRE TWO ETHANOL PLANTS IN NEBRASKA

Green Plains Will Become the Fourth Largest Ethanol Producer in the U.S. with Production Capacity of 480 Million Gallons per Year

Omaha, NE (Marketwire) – May 21, 2009 – Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) announces that it has signed definitive purchase agreements to acquire two ethanol plants located in Nebraska. Addition of these plants will increase the Company’s ethanol production capacity by 45%, from 330 million to 480 million gallons per year. Green Plains is acquiring all of the membership interests in two limited liability companies that own the ethanol plants located near Central City and Ord from a lender group led by AgStar Financial Services (the “Lenders”) for $123.5 million. The Central City plant adds 100 million gallons and the Ord plant adds 50 million gallons of annual expected production capacity.

The Lenders have agreed to provide debt financing to fund the purchases. Green Plains will invest $10.0 million in cash at closing to provide working capital for the plants. The Lenders, upon closing, will also provide a $16.0 million seasonal revolving loan for working capital needs of these two facilities.

“The acquisition of the plants in Central City and Ord lowers our cost of production and improves our ability to compete in the industry,” said Todd Becker, Green Plains’ President and Chief Executive Officer. “This purchase is consistent with our strategy to selectively acquire assets at reasonable valuations that provide long-term benefits to our shareholders.”

“These plants are in excellent locations.  Within the 14 contiguous counties surrounding Ord and Central City, there are over 300,000 cattle on feed and approximately 300 million bushels of corn grown annually. This close proximity to large feedlot operations and vast corn supplies will reduce our energy and feedstock costs at these facilities. The Central City and Ord plants share the same process technology deployed at the majority of our plants, which should allow us to integrate them into our business with little disruption,” added Becker.

AgStar Financial Services’ lending group recently acquired these plants through VeraSun Energy’s bankruptcy auction.  “We’re pleased to sell these plants to Green Plains Renewable Energy,” said Paul DeBriyn, President and Chief Executive Officer of AgStar Financial Services. “Green Plains is committed to this industry and it’s great to know these facilities will soon be producing ethanol. This company has demonstrated its expertise in successfully operating ethanol plants, and we are excited to expand our relationship with them.”

 “Much of the success of these plants is dependent on building solid relationships in Central City, Ord and the surrounding areas. We look forward to working with leaders in each community and the employees at these facilities,” stated Becker.

Closing of the transactions is subject to standard conditions, including regulatory approvals and concurrent closing on the above described debt financing. The Company anticipates closing the purchases and financings in June 2009, and expects to have the plants fully operational within 60 days after closing.

XMS Capital Partners served as financial advisor to Green Plains in the transaction.

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About Green Plains

Green Plains Renewable Energy, Inc. is based in Omaha, Nebraska. Green Plains is a vertically-integrated, low-cost ethanol producer operating four ethanol plants in Iowa, Indiana and Tennessee with a combined expected operating capacity of 330 million gallons of ethanol per year. Green Plains also operates an independent third-party ethanol marketing service, with marketing capacity of 305 million gallons of ethanol per year. Green Plains owns 51% of Blendstar, LLC, a Houston-based biofuel terminal operator with 6 facilities in 5 states. Green Plains’ Agribusiness segment operates grain storage facilities and complementary agronomy, feed, and fuel businesses. Green Plains has grain storage capacity of approximately 22 million bushels.

Safe Harbor

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. Such statements are identified by the use of words such as “anticipate,” “estimate,” “expect,” “will,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management’s current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol industry, risks associated with commodity market risks, financial market risks, counter-party risks, risks associated with changes to federal policy and/or regulation, completion of the acquisition of the Central City and Ord, Nebraska ethanol plants and successful integration and profitable operation of these acquired facilities, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended December 31, 2008 and in the Company’s subsequent filings with the SEC. Green Plains assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The cautionary statements in this report expressly qualify all of our forward-looking statements. In addition, the Company is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws.

Green Plains Contact:

Green Plains Investor Contact:

Jim Stark, Vice-President – Investor Relations

John Baldissera

Green Plains Renewable Energy, Inc.

BPC Financial Marketing

(402) 884-8700

(800) 368-1217

jim.stark@gpreinc.com

AgStar Contact:

Jim McKissick

AgStar Financial Services

507-386-4245

jim.mckissick@agstar.com

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